Exhibit 99.1

Media Relations:	Michele Peden
(615) 261-1580
mpeden@spheris.com

Investor Relations:	Linda Garrad
(615) 261-1597
lgarrad@spheris.com
For Immediate Release
August 21, 2006
Spheris Appoints New Board Member
FRANKLIN, Tenn. (Aug. 21, 2006) — Spheris, a leading global provider of clinical documentation technology and services, today announced the appointment of Robert Z. Hensley to its board of directors.
As a certified accountant, Hensley has more than 22 years of experience working with various companies within the healthcare, venture capital and real estate industries. From 2002 to 2003, Hensley was an audit partner at Ernst & Young, LLP in Nashville, Tennessee. Prior to joining Ernst & Young, he served as an audit partner at Arthur Andersen, LLP in Nashville, Tennessee from 1990 to 2002 and also as the managing partner of that office from 1997 to 2002.
“I am very pleased to announce that Bob Hensley accepted our invitation to serve on the Spheris board of directors,” said Spheris President and CEO Steven E. Simpson. “His extensive experience serving and advising publicly-held companies, particularly those in healthcare, will add great value to the company and further enhance our financial and SEC reporting functions. We look forward to his future contributions as we continue to execute our long-term growth strategy.”
Hensley was elected to serve as the chair of the audit committee and as a member of the compensation committee of the board. The addition of Hensley brings the number of Spheris directors to eight.
Hensley serves on several other boards, including Advocat, Inc. and HealthSpring, Inc., and is also the founder and principal owner of a private publishing company and two real estate and rental property development companies located in Destin, Fla. He received a bachelor of science and master of accountancy, both from the University of Tennessee.
The Spheris board of directors also includes Joel Ackerman, general partner of Warburg Pincus & Co. and managing director of Warburg Pincus, LLC; Jonathan Bilzin, managing director of TowerBrook Capital Partners — New York; Michael J. King, former chairman and CEO of HealthScribe, Inc.; Neal Moszkowski, Co-CEO of TowerBrook Capital Partners — New York; Steven E. Simpson, president and CEO of Spheris; Wayne T. Smith, chairman of the board, president and CEO of Community Health Systems; and David J. Wenstrup, general partner of Warburg Pincus & Co. and managing director of Warburg Pincus, LLC.
(more)

Spheris Board of Directors / Aug. 21, 2006 / Page 2
Spheris is a leading, global outsource provider of clinical documentation technology and services to more than 500 health systems, hospitals and group practices throughout the U.S. More than 5,500 skilled Spheris medical transcriptionists support the company’s clients through secure networks, using a Web-based system with integrated voice, text and data. Customer service is provided 24 hours a day, 365 days a year with an emphasis on verifiable quality, turnaround time and pricing. Spheris is headquartered in Franklin, Tenn., with major operations in St. Petersburg, Fla.; Sterling, Va.; Milpitas, Calif.; Bangalore, India; and Coimbatore, India. For more information, please visit www.spheris.com.
###